[GOLDEN TELECOM LETTERHEAD]

FOR IMMEDIATE RELEASE

Golden Telecom reports a 53% year-on-year increase in revenues and 207% increase in net income

3Q07 versus 3Q06:
53% year-on-year revenue growth
25% increase in operating income
38% increase in operating income (excluding cost of equity based compensation1)
207% increase in net income
211% increase in net income (excluding cost of equity based compensation1)

3Q07 versus 2Q07:
18% increase in revenues
6% decrease in operating income
6% increase in operating income (excluding cost of equity based compensation1)
130% increase in net income
142% increase in net income (excluding cost of equity based compensation1)

Key corporate events:

•	First quarter with full consolidation of Corbina Telecom results

•	Doubling the speed of our fiber-optic networks deployment (“Triple 65 Project”)

with construction works commenced in 24 cities
-	394,900 residential broadband subscribers of which 254,900 added in the first ten months of the year, capturing 50% of incremental subscribers in Moscow

•	Ongoing deployment of zonal networks in Russia. We are the largest zonal operator in Russia with networks in 21 regions

MOSCOW, Russia (November 8, 2007) — Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), today announced its financial and operating results for the third quarter of 2007.

Commenting on today’s announcement, Jean-Pierre Vandromme, Chief Executive Officer of Golden Telecom, said, “In the third quarter of 2007, Golden Telecom continued to demonstrate excellent financial performance. Our revenues grew 53% year-on-year, with net income up 207% when compared to the third quarter of 2006. Major corporate developments of this quarter include the following:

-	We significantly sped up deployment of the metropolitan fiber-optic networks as part of our “Triple 65 project” announced previously. We increased our targets and started construction works in 24 cities. To put this progress into perspective, according to some estimates, by 2010 the
25 countries of the EU together with Iceland, Norway and Switzerland will have less than 10 million households passed by FTTx technology, while
Golden Telecom’s Fiber To The Building (“FTTB”) networks in Russia will connect at least 15.6 million households;
-	Overall, in the first ten months of 2007 we added more than 254,900 residential broadband customers. We estimate that more than 50% of all new broadband customers in Moscow joined our networks. Throughout Russia we have 394,900 broadband subscribers with the average blended ARPU at approximately $17, net of VAT;
-	The overall uptake of our broadband services by residential customers is
9% on average. In buildings that are operational for more than two years, the take up rate is 28%, which demonstrates the strength of our product offering based on superior technology compared to the incumbents;
-	We continue deployment of our zonal networks in Russia. We are the largest zonal operator with presence in 21 regions, home to more than 50 million people, where almost 55% of the total Russian long-distance traffic is originated or terminated. Deployment of zonal networks results in significant cost of revenues reduction;
-	During the third quarter of 2007, 1.8 billion of billable long-distance minutes passed though our network. We estimate that our market share of the long-distance traffic in Russia has reached 25%, well above our 2010 target of 20%.

We have made a substantial progress towards our goal of making Golden Telecom the leading fixed-line communication operator in Russia and the CIS”.

FINANCIAL OVERVIEW

Financial performance

The table below illustrates the consolidated results for the third quarter of 2007 compared to previous periods.

(In Millions, Except Per Share Data)

	3Q07	3Q06	y-o-y	2Q07	q-o-q
Consolidated revenues	$350.4	$228.7	+53%	$297.7	+18%
EBITDA[2]	$85.1	$63.1	+35%	$81.2	+5%
EBITDA Margin	24%	28%	—	27%	-
EBITDA (without cost of EBC)	$93.0	$65.4	+42%	$83.3	+12%
EBITDA Margin (without cost of EBC)	27%	29%	—	28%	-
Operating income	$45.9	$36.7	+25%	$48.8	-6%
Operating margin	13%	16%	—	16%	-
Operating income (without cost of EBC)	$53.8	$39.0	+38%	$50.9	+6%
Operating margin (without cost of EBC)	15%	17%	—	17%	-
Net income	$74.4	$24.2	+207%	$32.3	+130%
Net income per share – basic	$1.85	$0.66	+180%	$0.85	+118%
Net income (without cost of EBC)	$81.9	$26.3	+211%	$33.8	+142%
Net income per share – basic (without cost of EBC)	$2.04	$0.72	+183%	$0.89	+129%

Remarking on the third quarter 2007 results, Boris Svetlichny, Chief Financial Officer, noted:

-	“The full consolidation of Corbina Telecom improved our financial performance in the third quarter. Corbina demonstrated solid growth rates contributing approximately $30 million to our consolidated revenues. We continue to work on the improvement of accounting, reporting and risk management practices at Corbina Telecom bringing it in line with the standards of Golden Telecom;
-	Our quarterly operating results were influenced by approximately $3.5 million in consulting and professional fees incurred during the third quarter. The Company does not expect consulting and professional fees at this level beyond 2007. The quarterly operating loss in our Consumer
Internet line of business increased by $1.1 million compared to the previous quarter due to accelerated build-out of our FTTB networks;
-	In July 2007, Golden Telecom divested its minority stake in MCT, a company operating mobile networks in Uzbekistan, Tajikistan and
Afghanistan. Without operational control over MCT, Golden Telecom was not in a position to align business development strategies of the companies.
Golden Telecom’s approximately 23% stake in MCT was sold to TeliaSonera for a cash consideration of up to $48 million. Golden Telecom’s investment in MCT had a carrying value of zero and consequently the full
$41.3 million consideration received so far is reflected in our third quarter results;
-	We also received $20.4 million in cash from Rostelecom which exercised its non dilution rights under the existing shareholders agreement and acquired 392,988 newly issued, but unregistered shares of Golden
Telecom’s common stock. The transaction closed on July 17, 2007;
-	These two transactions added more than $61 million of cash and helped us to finance our ongoing projects, including the ”Triple-65 project”, while maintaining a low debt level, with a Debt to Equity ratio of 0.21”.

Operational results per line of business

The following table presents our consolidated segment information for our various lines of business.

(In Millions)

Revenues:	3Q07	3Q06	y-o-y	2Q07	q-o-q
Business and Corporate	$190.9	$129.5	+47%	$167.2	+14%
Carrier and Operator	129.2	85.5	+51%	113.3	+14%
Consumer Internet	22.8	11.3	+102%	13.5	+69%
Mobile	7.5	2.4	+213%	3.7	+103%

Total consolidated revenue	$350.4	$228.7	+53%	$297.7	+18%

Operating Income:
Business and Corporate	$51.9	$35.5	+46%	$47.5	+9%
Carrier and Operator	12.2	8.9	+37%	12.1	+1%
Consumer Internet	(5.6)	(2.7)	-107%	(4.5)	-24%
Mobile	(0.7)	0.2	-450%	(0.3)	-133%
Corporate and Eliminations	(11.9)	(5.2)	-129%	(6.0)	-98%

Total consolidated operating income	$45.9	$36.7	+25%	$48.8	-6%

The third quarter operating loss in the item “Corporate and Eliminations” reflects higher cost of equity based compensation. In the third quarter of 2007 equity based compensation expense amounted to $7.9 million compared to $2.1 million in the second quarter of 2007 or $2.3 million in the third quarter of 2006.

Business and Corporate Services

In Business and Corporate Services (“BCS”), the Company’s largest line of business, revenues, inclusive of Corbina’s, increased by $61.4 million to $190.9 million in the third quarter of 2007 over the same period last year and increased by $23.7 million over the second quarter of 2007.

Operating income in BCS increased by $16.4 million from $35.5 million in the third quarter 2006 to $51.9 million in the third quarter 2007, and increased by 9% from the second quarter 2007 to the third quarter of 2007.

During the third quarter Golden Telecom introduced the national “800” free phone numbers to its corporate client base and quickly established a 15% market share in Russia only after a couple of weeks.

Golden Telecom continued its dominance in the high-end corporate and luxury hotel segment of the telecommunication market in Moscow with the addition of the Ritz Carlton hotel which opened in July 2007.

Carrier and Operator Services

In the Carrier and Operator Services (“COS”) line of business, the third quarter revenues increased by $43.7 million over the same period last year to $129.2 million. When compared to the second quarter of 2007, revenue improved by 14% from $113.3 million.

We estimate the total size of the long-distance market in Russia in 2007 at approximately 29 billion billable minutes. In the third quarter of 2007, more than 1.8 billion minutes of long-distance traffic passed through our networks, which represents a market share of approximately 25%.

COS operating income in the third quarter of 2007 was $12.2 million, which is $3.3 million more than in the third quarter of 2006 and slightly higher than reported in the second quarter of 2007.

Consumer Internet

In line with our strategy, we continue to develop our retail broadband offering. Presently the Company’s broadband customer base includes 394,900 subscribers of which more than 254,900 signed up during the first ten months of 2007. Our policy is to recognize a broadband subscriber only if the subscriber paid for our services in the last three months. The following table summarizes these results:

	Golden Telecom			Pro-Forma with Corbina Telecom
Broadband access	Dec 2005	Dec 2006	Presently	Dec 2005	Dec 2006	Presently
FTTB	—	—	286,200	25,000	113,100	286,200
Wireless (WiFi)	—	—	51,900	—	—	51,900
xDSL	14,600	26,900	56,800	14,600	26,900	56,800
TOTAL SUBSCRIBERS	14,600	26,900	394,900	39,600	140,000	394,900

Golden Telecom signed a number of co-marketing agreements with major global corporations such as McDonalds and Starbucks to provide Golden WiFi internet access in their retail locations.

We continue to provide dial-up internet access in the areas where broadband is not available yet. The number of dial-up customers has decreased significantly from 393,260 reported a year ago to approximately 233,983. The Company expects that most of its dial-up customers will continue to migrate to broadband.

In the third quarter revenues from this line of business, inclusive of Corbina, increased by $11.5 million over the same period last year. When compared to the second quarter of 2007, revenue improved by 69% from $13.5 million to $22.8 million. The total operating loss in the third quarter of 2007 increased by $1.1 million compared to the previous quarter due to accelerated build-out of our FTTB networks.

Mobile

During the third quarter of 2007, revenues were $7.5 million and the operating loss was $0.7 million. Corbina plans to switch all of its DAMPS clients to GSM before the end of November 2007. For provision of services to its customers, Corbina will be using the network of Vimpelcom. As a result, the revenue recognition for the mobile services in Corbina is changing as we only recognize as our revenues the commission we receive from Vimpelcom and not the amount customers pay for the service.

The table below summarizes the mobile customer statistics:

	Golden Telecom			Pro-Forma with Corbina Telecom
Mobile access	Dec 2005	Dec 2006	Presently	Dec 2005	Dec 2006	Presently
Corbina (DAMPS)	—	—	16,394	33,640	29,619	16,394
Corbina (GSM)	—	—	15,779	—	—	15,779
Golden Telecom Ukraine (GSM)	47,502	48,488	42,512	47,502	48,488	42,512
TOTAL SUBSCRIBERS	47,502	48,488	74,685	81,142	78,107	74,685

Consolidated revenue by geographic regions

We estimate that the fixed-line segment of the Russian telecom market will grow at 26% annually between 2006 and 2010 reaching $25 billion in nominal terms by 2010. The growth of the regional markets, estimated at 25-35%, will outpace Moscow where the market grows at 10-15% annually.

In the third quarter of 2007, our revenues in Moscow grew by 66% compared to the same period last year. In St. Petersburg and the Northwest region of Russia it grew by 52% year-on-year. Our market share here increased to 15% from 11% reported a year ago. In other regions of Russia and the CIS our revenues grew by 26%. In the third quarter of 2007, 33% of total revenues came from outside of Moscow compared to 38% a year ago. The results are summarized below:

(In Millions)

Revenue	3Q07	3Q06	y-o-y	2Q07	q-o-q
Moscow	$235.5	$142.2	+66%	$191.8	+23%
Regions	114.9	86.5	+33%	105.9	+8%
Northwest region of Russia	29.0	19.1	+52%	26.8	+8%
Ukraine	28.1	21.5	+31%	25.2	+12%
Other regions of Russia and CIS	57.8	45.9	+26%	53.9	+7%
TOTAL REVENUE	$350.4	$228,7	+53%	$297.7	+18%

Moscow	67%	62%	—	64%	-
Regions	33%	38%	—	36%	-

TOTAL REVENUE	$350.4	$228.7	+53%	$297.7	+18%

GOLDEN TELECOM’S BUSINESS OVERVIEW

Golden Telecom’s strategy

In late 2005, Golden Telecom embarked on a new strategy to transform the Company from a B2B niche player into the leading communication services provider in Russia and the CIS. Our strategy is focused on:

1.	Deepening and widening of our corporate customer base in Moscow and St. Petersburg;

2.	Acceleration of our regional expansion to become a national market player;

3.	Becoming a leading provider of broadband access in Russia and the CIS.

The results of the first nine months of 2007 clearly indicate that Golden Telecom is exceeding expectations in implementing its strategy across all market segments.

Business market segment in Moscow and St. Petersburg

The top-end of the corporate market in Moscow and St. Petersburg was identified as the key segment for Golden Telecom a number of years ago. The solutions created and offered to large corporate clients, including major multinational corporations and Russian businesses trading with foreign partners, helped the Company to create a solid foundation which included up-to-date fiber networks, skilled technicians and a savvy sales force as well as product capabilities and a reputation for excellent levels of services.

As a result, in Moscow in the large corporate business segment (with monthly ARPU of $2,000 and higher) we enjoy a high level of customer loyalty with a low churn level and an estimated market share in this segment at 43%, up from 34% reported a year ago. In St. Petersburg our market share in this segment increased to 24% from 18% a year ago.

The acquisition of Corbina considerably increased our presence in the small and medium segment of the corporate market in Moscow, increasing our market share in this segment from 15% to 18%. We will continue to maintain two distinctive approaches to corporate customers, focusing on innovation, quality and customer service in the large corporate segment; and promoting price and efficiency in the small and medium enterprises (“SME”) segment.

Our business in Moscow also benefits greatly from ongoing regional expansion of our clients who continue to invest in operations outside of Moscow. In helping our customers to establish and expand their presence in the regions we not only deepen our client relationships but also capture incremental demand for communication services in Moscow where our revenues grew at 66% when compared to the third quarter of 2006.

Regional expansion of B2C businesses in Russia and the CIS

Russia has experienced unprecedented economic growth in recent years. We estimate that between 2001 and 2007 the economy has been growing at approximately 26% annually if measured in nominal US dollar terms. We are of the opinion that going forward the growth rates will decline slightly to approximately 20% per annum mainly as a result of lower inflation.

In recent years the bulk of growth in Russia came from the domestic market driven by increasing disposable income and unsatisfied demand for goods and services in the regions of Russia. Most of our clients who run successful businesses in the B2C segment are expanding outside of Moscow establishing retail shops and outlets, bank branches, hotels, restaurants and other retail franchises.

Our experience shows that the pattern of regional expansion for B2C business in Russia is as follows:

1.	Going from Moscow into the Top-10 cities identified by size of the population or proximity to Moscow;

2.	Expansion from the Top-10 cities to the Top-50 driven by the local demand and logistics;

3.	Further expansion into smaller cities and towns.

Most of our key clients are only approaching the end of the first stage. We cooperate closely helping them to grow quickly and efficiently by providing the same level of communication services as we do in Moscow.

The infrastructure we deploy and operate in the Russian regions and throughout the CIS is technologically superior to the existing telecom lines operated by the incumbents. Our set of licenses, including the long-distance license, allows us to offer different products and services including corporate data networks, local and long-distance voice services, internet, data and call centers. Our ability to offer the whole range of services to all types of clients throughout the country is one of our definitive competitive advantages.

Golden Telecom, together with Corbina, has a technical presence in 314 locations of which 159 are in Russia, 148 in the CIS and 7 in other countries. Presently, Golden Telecom provides commercial services in more than 80 cities including 18 out of the 20 largest Russian cities, which represent approximately half of the total fixed-line telecom market in the country. In 14 of these cities the Company has a market share of 10% or higher. We estimate that our combined market share in the Top-20 cities in Russia is approximately 17-18%. The size and quality of our nation-wide network represent a significant barrier to entry for newcomers to the Russian telecom market.

During the third quarter of 2007, 33% year-on-year growth of the Company’s revenues from markets outside of Moscow demonstrated the effectiveness of our business development strategy. We believe that ongoing expansion of B2C businesses in Russia will continue for the next 4-5 years, thus giving us a unique growth opportunity.

Implementation of the broadband strategy

In order to meet the growing demand for broadband, Golden Telecom will construct FTTB networks in the Top-65 cities of Russia and Ukraine with a combined population of 65 million people of which an estimated 65% live in high rise apartment blocks. The acquisition of Corbina Telecom was a pivotal step in our broadband strategy. Corbina Telecom pioneered the construction of large scale metropolitan FTTB networks.

Golden Telecom together with Corbina Telecom started the deployment of fiber in 24 cities of Russia. Normally, the commercial operations start 3 months after deployment of the network. This is a significant increase from the initial business plan which foresaw fiber deployment in only 12 cities by the year end. Such an increase in deployment pace is a result of the following factors:

- - -	Corbina’s access to Golden Telecom’s resources including networks, technical and management expertise and funding;
Faster than expected licensing process. For the whole project we estimate that we require permissions for approximately 16,000 individual construction projects. We have already secured permissions for all cities where fiber deployment is scheduled for 2008. Once the permission is obtained, the construction works are usually completed within six months;
Significant acceleration of construction works by local branches of
Golden Telecom fueled by the example of Corbina.

Golden Telecom also provides broadband access to residential customers in the fast growing Moscow broadband market using wireless WiFi technology. The GoldenWiFi network consists of more than 12,700 indoor and outdoor WiFi nodes. Golden WiFi won the Global Telecoms 2007 Innovation award in September gaining global recognition for its service.

The status of the broadband strategy execution is presented below:

	Moscow			Outside of Moscow			Total
Network characteristics	FTTB	WiFi	xDSL	FTTB	WiFi	xDSL
Buildings/WiFi nodes	15,694	12,565	415	10,682	163	3,111	-
Households passed	2,142,105	753,900	—	1,250,025	—	—	4,146,030
Broadband subscribers	241,394	47,817	13,275	44,656	4,158	43,600	394,900

Note: Presently, WiFi outside of Moscow (St, Petersburg mainly) is installed only in ‘indoor’ areas.

As a result, our broadband market share in Moscow grew to 16% from 3% reported a year ago. We estimate that Golden Telecom has approximately 8% of the total broadband market in Russia.

The Company launched IPTV service in trial mode using the infrastructure of Corbina. The IPTV technology is based on a Microsoft platform and allows greater flexibility and interactivity enabling Video-on-Demand (“VoD”), Pay-per-View and other value added services.

OUTLOOK FOR 2007 AND BEYOND

Our revenues are expected to grow in percentage terms in the high-40s. The EBITDA growth (without equity based compensation expense), is expected at around 40%. We expect our revenues to grow in percentage terms in the mid-30s during 2008 over those achieved for 2007. The growth in our EBITDA in 2008 over 2007, without equity based compensation expense, is expected to be in the mid 40s in percentage terms.

We reiterate our guidance on CAPEX planning to spend approximately 20% of our revenues annually in the next three years.

Additional financial information regarding Golden Telecom, including non-GAAP to GAAP reconciliation, is contained in Attachments A through E.

EARNINGS CONFERENCE CALL

The Company’s management will discuss its third quarter 2007 results during a conference call on November 8, 2007 at 4:00 pm Moscow time (8:00 am U.S. Eastern Time Zone). For U.S. Callers, please call +1 (866) 238-1645, for International callers; please call +1 (703) 639-1163.  No access code is needed to call-in for the conference call. Additionally, the call may be accessed via a live webcast at the following URL address http://www.goldentelecom.com/webcast_en. The slide presentation may be accessed via webcast at the following URL: http://www.visualwebcaster.com/event.asp?id=43777.

The conference call replay will be available at (800) 475-6701 for US Callers and +1 (320) 365-3844 for International Callers, and the access code for both U.S. and International callers is 893142.  The conference call replay will be available from November 8, 2007 at 4:45 pm through November 15, 11:59 pm (U.S. Eastern Time Zone).

About Golden Telecom (www.goldentelecom.com)

Golden Telecom, Inc., (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the CIS. The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty, and Tashkent, and via leased channels and intercity fiber-optic and satellite-based networks, including approximately 314 combined access points in Russia and other countries of the CIS.

Forward-looking statements

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those on our broadband strategy including fiber and FTTB rollouts and the expected number of customers, future costs for consulting services, our future service offerings, the expected reach of our networks, our acquisition and regional expansion strategies, macroeconomic factors in the markets in which we operate including market size, financial forecasts, including expected revenue growth, expected capital expenditures, and market share estimates, plans for Corbina to offer services over Vimpelcom’s network, our future use of cash, and future customer numbers. It is important to note that such statements involve risks and uncertainties, which may cause outcomes to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, that we are not able to develop our broadband networks as we anticipate, that we are not able to develop or implement service offerings as we anticipate, that our networks and services do not reach the expected number of customers, that we incur additional costs for consulting services, that we are not able to acquire companies as anticipate, that we are not able to realize upon the synergies of acquisitions or integrate the acquired companies well, that we are not able develop our regional expansion strategy as we anticipate, that macroeconomic factors in the markets in which we operate change, that Corbina is not able to offer services over Vimpelcom’s network, that our service offering will not be as competitive as those of our competitors, and that our investment strategy does not bring the expected benefits or that we do not use our cash as we currently anticipate. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission including the Company’s current reports on Form 8-K filed during 2007, and the Company’s annual report on Form 10-K for the year ended December 31, 2006.

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the Company has provided information regarding income from continuing operations, EBITDA, operating income, operating margins, net income and net income per share, all without costs associated with SARs and Stock Options, which are non-GAAP financial measures.

Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company’s financial position and results of operations. Management uses EBITDA as the primary basis to evaluate the performance of each of its reportable segments. Further, management uses EBITDA for planning and forecasting in future periods.

Management believes EBITDA is a meaningful measure of performance as it is commonly utilized by investors to analyze operating performance and entity valuations. Management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure operating performance in our industry.

EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. These non-GAAP measures should not be considered as a substitute for reported results prepared in accordance with GAAP. These non-GAAP financial measures, as determined and presented by the Company, many not be comparable to related or similarly titled measures reported by other companies.

Set forth in the following pages are attachments that reconcile these non-GAAP financial measures, if applicable, to the most directly comparable financial measures calculated and presented in accordance with GAAP.

For additional information please contact:
Investor Relations:	Public Relations:
Alexey Subbotin e-mail: IR@gldn.net	Anastasia Borzova e-mail: PublicRelations@gldn.net

tel.: +7-495-797-9300 fax: +7-495-797-9331	tel.: +7-495-797-9300 fax: +7-495-797-9332

www.goldentelecom.com

ATTACHMENT A

Golden Telecom, Inc.
Condensed, Consolidated Statements of Operations
(Amounts in millions of US $, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	9/30/06			9/30/07				9/30/06				9/30/07
Revenues	$228.7	$		350.4		$		603.8		$		903.8
Operating costs and expenses:
Access and network services (excluding	128.1			202.0				327.1				523.7
depreciation and amortization)
Selling, general and administrative (excluding	37.5			63.3				104.9				157.1
depreciation and amortization)
Depreciation and amortization	26.3			39.2				73.0				100.2
Operating Income	36.7			45.9				98.8				122.8
Other income (expense):
Equity in earnings (losses) of ventures	0.3			0.7				1.0				0.4
Gain on sale of MCT	-			41.3				-				41.3
Foreign currency gain (loss)	0.1			10.9				1.7				12.5
Interest income, net	0.1		(	1.4	)			0.7			(	3.0	)

Total other income (expense)	0.5			51.5				3.4				51.2
Income before income taxes and minority interest	37.2			97.4				102.2				174.0
Income taxes	11.1			19.6				31.8				44.4
Minority interest	1.9			3.4				4.0				6.2

Income before cumulative effect of a change
in accounting principle	24.2			74.4				66.4				123.4

Cumulative effect of a change in accounting principle,
net of tax	—			—			(	0.7	)			-
Net Income	$24.2	$		74.4		$		65.7		$		123.4

Basic earnings per share of common stock:
Income before cumulative effect of a change
in accounting principle	$0.66	$		1.85		$		1.82		$		3.22
Cumulative effect of a change in accounting principle							(	0.02	)

Basic earnings per share	$0.66	$		1.85		$		1.80		$		3.22

Weighted average common shares – basic	36.6			40.2				36.6				38.3

Diluted earnings per share of common stock:
Income before cumulative effect of a change
in accounting principle	$0.67	$		1.84		$		1.81		$		3.21
Cumulative effect of a change in accounting principle	-			-			(	0.02	)			-

Diluted earnings per share	$0.67	$		1.84		$		1.79		$		3.21

Weighted-average common shares – diluted	36.7			40.4				36.7				38.4

Cash dividend per share of common stock	$-	$		-		$		0.40		$		-

– MORE –

ATTACHMENT B

Reconciliation of consolidated EBITDA without cost of EBC to consolidated net income
(Amounts in millions of US $)
(Unaudited)

			Three Months Ended							Nine Months Ended
				9/30/06		6/30/07			9/30/07		9/30/06				9/30/07
EBITDA, without costs of EBC				65.5		83.3			93.0			176.4				242.0
	Cost of EBC			2.3		2.1			7.9			4.6				19.0
EBITDA				63.1		81.2			85.1			171.8				223.0
	Depreciation and amortization			26.4		32.4			39.2			73.0				100.2
Operating Income				36.7		48.8			45.9			98.8				122.8
Other income (expense):
	Equity in earnings (losses) of ventures			0.3		0.1			0.7			1.0				0.4
	Gain on sale of MCT			-		-			41.3			-				41.3
	Foreign currency gain (loss)			0.1		1.3			10.9			1.6				12.5
	Interest income (expense), net			0.1	(	1.9 )		(	1.4 )			0.8			(	3.0 )
									-
		Total other income (expense)		0.5		0.4			51.5				3.4			51.2

Income before income taxes and minority
interest				37.2		48.4			97.4			102.2				174.0

Income taxes				11.1		14.7			19.6			31.8				44.4
Minority interest				1.9		1.4			3.4			4.0				6.2

Income before cumulative effect of a change
in accounting principle				24.2		32.3			74.4			66.4				123.4

Cumulative effect of a change in accounting				-		-			-		(	0.7	)			-
principle
Net Income			$	24.2		$32.3	$		74.4	$		65.7		$		123.4

– MORE –

ATTACHMENT C

Reconciliation of consolidated operating income without cost of EBC to consolidated net income
(Amounts in millions of US $)
(Unaudited)

	Three Months Ended									Nine Months Ended
		9/30/06		6/30/07				9/30/07				9/30/06			9/30/07
Operating income, without cost of EBC		39.0				50.9			53.8			103.4				141.2
Cost of EBC		2.3				2.1			7.9			4.6				19.0
Operating Income		36.7			48.8				45.9			98.8				122.8
Other income (expense):
Equity in earnings (losses) of ventures		0.3				0.1			0.7			1.0				0.4
Gain on sale of MCT		-				-			41.3			-				41.3
Foreign currency gain (loss)		0.1			1.3				10.9			1.6				12.5
Interest income (expense), net		0.1	(		1.9	)		(	1.4 )			0.8			(	3.0 )
									-
Total other income (expense)		0.5				0.4			51.5				3.4			51.2

Income before income taxes and minority
interest		37.2				48.4			97.4			102.2				174.0

Income taxes		11.1				14.7			19.6			31.8				44.4
Minority interest		1.9				1.4			3.4			4.0				6.2

Income before cumulative effect of a change
in accounting principle		24.2				32.3			74.4			66.4				123.4

Cumulative effect of a change in accounting		-				-			-		(	0.7	)			-
principle
Net Income	$	24.2		$		32.3	$		74.4	$		65.7		$		123.4

ATTACHMENT D

Reconciliation of consolidated net income without cost of EBC to consolidated net income
(Amounts in millions of US $)
(Unaudited)

	Three Months Ended				Nine Months Ended
	9/30/06	6/30/07	9/30/07		9/30/06	9/30/07
Net income, without cost of EBCs	$26.3	$33.8		$81.9	$69.7	$140.9
Cost of EBCs, net of tax	2.1	1.5		7.5	4.0	17.5
Net Income	$24.2	$32.3	$	74.4	$65.7	$ 123.4

– MORE –

ATTACHMENT E

Reconciliation of consolidated net income per share — basic without cost of EBC to consolidated net income per share – basic
(Amounts in US $)
(Unaudited)

	Three Months Ended					Nine Months Ended
	9/30/06	6/30/07		9/30/07		9/30/06	9/30/07
Net Income per share – basic without
cost of EBCs	$0.72	$0.89	$		2.04	1.90	3.68
Cost of EBCs, net of tax	0.06	0.04			0.19	0.10	0.46
Net Income per share – basic	$0.66	$0.85		$	1.85	1.80	3.22

Note (1): Equity Based Compensation (“EBC”) to employees includes the residual costs of Stock Appreciation Rights (“SARs”) plus the non-cash costs of Stock Options as required under Accounting Standard 123R. The Golden Telecom, Inc. 2005 Stock Appreciation Rights Plan were approved by the Company’s Board of Directors in September 2005. Seventy-five percent of the SARs granted are subject to time vesting, twenty-five percent of the SARs granted were subject to performance vesting upon the Company’s common stock achieving a closing trading price of at least $50.00 per share for thirty consecutive days, which occurred in February, 2007. The Company adopted SFAS No. 123R “Accounting for Stock-based Compensation – Revised” as of January 1, 2006 using the modified prospective method in its accounting for SARs and Stock Options. In accordance with this rule, the consolidated financial statements for prior periods have not been restated. The fair value of each SAR award is estimated at the end of each reporting period using the Monte Carlo simulation-based valuation model. In order to decrease volatility of the related expense the Board of the Company approved the substitution of SARs with stock options. The necessary changes to the Company’s Equity Participation Plan were included in the proxy statement for the Annual Meeting of Shareholders which took place in Brussels on May 17, 2007. A reconciliation of all non-GAAP items to the most directly comparable GAAP financial measures is included in this press release as Attachment B through E.

Note (2): This press release presents measures not derived in accordance with generally accepted accounting principles, including EBITDA and EBITDA excluding cost of SARs and Stock Options. Such measures should not be considered substitutes for any measures derived in accordance with generally accepted accounting principles, and may also be inconsistent with similar measures presented by other companies. Reconciliation of these non-GAAP measures to the most nearly comparable GAAP measures, if applicable, is presented in Attachments B through E.